Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com
Alexander & Baldwin Declares $783 Million Special Distribution
Honolulu (November 16, 2017) - Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced that its Board of Directors has declared a special distribution on its shares of common stock in an aggregate amount of $783 million, or approximately $15.92 per share (the "Special Distribution"), payable in cash and shares of the Company's stock. The Special Distribution represents the Company's accumulated earnings and profits ("E&P") attributable to non-REIT years, which are required to be distributed in connection with the Company's conversion to a REIT for the 2017 taxable year, and a substantial portion of the Company's estimated REIT taxable income for the 2017 and 2018 taxable years. The Company expects that the Special Distribution will be payable on January 23, 2018 (“Distribution Date”) to shareholders of record as of the close of business on November 29, 2017 (the “Record Date”).
The Company expects to pay the Special Distribution in a combination of cash and common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to a limit on the total cash available for distribution. The total amount of cash payable in the Special Distribution will be limited to an aggregate of $156.6 million (the "Maximum Cash Amount"), excluding any cash paid for fractional shares. If the total amount of cash elected by shareholders exceeds the Maximum Cash Amount, then the available cash will be prorated among those shareholders that elected to receive their distribution in cash, with those shareholders receiving the balance of the Special Distribution in common stock.
The amount, details and consequences of the Special Distribution will be described in the election form and accompanying materials that will be mailed to shareholders in connection with the Special Distribution promptly after the Record Date. Election forms must be returned on or before 5:00 p.m. Eastern Time on January 12, 2018 (the “Election Deadline”) to be effective. Shareholders who fail to return a timely and properly completed election form before the Election Deadline will be deemed to have made an election to receive the Special Distribution entirely in common stock. The total number of shares of common stock to be distributed on the Distribution Date will be determined based upon the volume-weighted average price of the common stock during the three consecutive trading days immediately following the Election Deadline.
Generally, A&B expects that the entire Special Distribution will be taxable as dividends to its shareholders, whether paid in common stock, cash or a combination of cash and common stock. Additional information about the Special Distribution, including material U.S. federal tax consequences, will be provided in the accompanying materials that will be mailed to shareholders promptly after the Record Date.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin is Hawaii’s premier commercial real estate company and the state’s largest owner of grocery/drug-anchored retail centers. With a portfolio of approximately 87,000 acres in Hawaii, A&B is the state's fourth largest private landowner. A&B is a fully integrated real estate investment trust and owns, operates and manages 4.8 million square feet of retail, industrial and office space primarily in Hawaii and on the U.S. Mainland. A&B’s interests extend beyond commercial real estate into diversified agriculture, renewable energy, and land stewardship. A&B also is Hawaii's largest construction materials company and paving contractor. Over its nearly 150-year history, A&B has evolved with the state’s economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company’s REIT status and the Company business generally discussed in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company’s forward-looking statements.

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